Exhibit 10.6
EXECUTIVE EMPLOYMENT AGREEMENT
THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of May 25, 2017 (the “Execution Date”), by and among STATION CASINOS LLC, a Nevada limited liability company (the “Company”), RED ROCK RESORTS, INC., a Delaware corporation (the “Parent”), and JEFFREY T. WELCH (the “Executive”).
WHEREAS, the Company, the Parent and the Executive (each individually a “Party” and together the “Parties”) desire to enter into this Agreement, as set forth herein;
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the Parties agree as follows:
1.DEFINITIONS. In addition to certain terms defined elsewhere in this Agreement, the following terms shall have the following respective meanings:
1.1    “Affiliate” shall mean any Person directly or indirectly controlling, controlled by or under common control with the Company (including the Parent and any Person directly or indirectly controlling, controlled by or under common control with the Parent).
1.2    “Base Salary” shall mean the salary provided for in Section 3.1 of this Agreement, as the same may be increased thereunder.
1.3    “Board” shall mean the Board of Directors of the Parent, including any successor of the Parent in the event of a Change in Control.
1.4    “Cause” shall mean that the Executive: (a) has been found unsuitable to hold a gaming license by final, non-appealable decision of the Nevada Gaming Commission; (b) has been convicted of any felony; (c) has engaged in acts or omissions constituting gross negligence or willful misconduct resulting, in either case, in material economic harm to the Company; or (d) has materially breached this Agreement.
1.5    “Change in Control” shall mean the occurrence of any of the following events:
(a)    The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a Permitted Holder, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the then-outstanding securities entitled to vote generally in the election of members of the Board (the “Voting Power”) at such time; provided that the following acquisitions shall not constitute a Change in Control: (i) any such acquisition directly from the Parent; (ii) any such acquisition by the Parent; (iii) any such acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Parent or any of its subsidiaries; or (iv) any such acquisition pursuant to a transaction that complies with clauses (i), (ii) and (iii) of paragraph (c) below; or
(b)    individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason (other than death or disability) to constitute at least a majority of the Board; provided, that any individual becoming a director subsequent to the Effective Date, whose election, or nomination for election by the Parent’s stockholders, was approved by a vote of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Parent in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual was a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than either the Board or any Permitted Holder; or
(c)    consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Parent (a “Business Combination”), in each case, unless following such Business Combination, (i) either (A) Permitted Holders or (B) all or substantially all of the individuals and entities who were the beneficial owners of the Voting Power immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such transaction (including an entity that, as a result of such transaction, owns the Parent or substantially all of the Parent’s assets either directly or through one or more subsidiaries) and, in the case of the foregoing clause (B), in substantially the same proportions relative to each other as their ownership immediately prior to such transaction of the securities representing the Voting Power, (ii) no Person (excluding any Permitted Holder, any entity resulting from such transaction or any employee benefit plan (or related trust) sponsored or maintained by the Parent or such entity resulting from such transaction) beneficially owns, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock of the entity resulting from such transaction, or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to such transaction, and (iii) at least a majority of the members of the board of directors of the entity resulting from such transaction were members of the Incumbent Board at the time of the execution of the initial agreement with respect to, or the action of the Board providing for, such transaction; or
(d)    approval by the stockholders of the Parent of a complete liquidation or dissolution of the Parent.
Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any deferred compensation that is subject to Section 409A of the Code, then, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, the transaction or event described in paragraph (a), (b), (c) or (d) above, with respect to such deferred compensation, shall only constitute a Change in Control for purposes of the payment timing of such deferred compensation if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5).
1.6    “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.7    “Company Group” shall mean the Parent together with its subsidiaries.
1.8    “Company Property” shall mean all property, items and materials provided by the Company or any Affiliate to the Executive, or to which the Executive has access, in the course of his employment, including all files, records, documents, drawings, specifications, memoranda, notes, reports, manuals, equipment, computer disks, videotapes, blueprints and other documents and similar items relating to the Company or any Affiliate, or their respective customers, whether prepared by the Executive or others, and any and all copies, abstracts and summaries thereof.
1.9    “Confidential Information” shall mean all nonpublic and/or proprietary information respecting the business of the Company or any Affiliate, including products, programs, projects, promotions, marketing plans and strategies, business plans or practices, business operations, employees, research and development, intellectual property, software, databases, trademarks, pricing information and accounting and financing data. Confidential Information also includes information concerning the Company’s or any Affiliate’s customers, such as their identity, address, preferences, playing patterns and ratings or any other information kept by the Company or any Affiliate concerning customers, whether or not such information has been reduced to documentary form. Confidential Information does not include information that is, or becomes, available to the public unless such availability occurs through an unauthorized act on the part of the Executive or another person with an obligation to maintain the confidentiality of such information.
1.10    “Disability” shall mean a physical or mental incapacity that prevents the Executive from performing the essential functions of his position with the Company for a minimum period of 90 days as determined (a) in accordance with any long-term disability plan provided by the Company of which the Executive is a participant, or (b) by the following procedure: The Executive agrees to submit to medical examinations by a licensed healthcare professional selected by the Company, in its sole discretion, to determine whether a Disability exists. In addition, the Executive may submit to the Company documentation of a Disability, or lack thereof, from a licensed healthcare professional of his choice. Following a determination of a Disability or lack of Disability by the Company’s or the Executive’s licensed healthcare professional, any other Party may submit subsequent documentation relating to the existence of a Disability from a licensed healthcare professional selected by such other Party. In the event that the medical opinions of such licensed healthcare professionals conflict, such licensed healthcare professionals shall appoint a third licensed healthcare professional to examine the Executive, and the opinion of such third licensed healthcare professional shall be dispositive.
1.11    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
1.12    “Good Reason” shall mean and exist if there has been a Change in Control and, thereafter, without the Executive’s prior written consent, one or more of the following events occurs:
(a)    the Executive suffers a material reduction in the authorities, duties or responsibilities associated with his position as described in Section 2.3, or the Executive is assigned any duties or responsibilities that are inconsistent with the scope of duties and responsibilities associated with the Executive’s position as described in Section 2.3;
(b)    the Executive is required to relocate from, or maintain his principal office outside of, Las Vegas, Nevada;
(c)    the Executive’s Base Salary is decreased by the Company;
(d)    the Company discontinues its bonus plan and equity incentive plan in which the Executive participates without immediately replacing such bonus plan and equity plan with plans that are the substantial economic equivalent of such bonus plan and equity plan, or amends such bonus plan and equity plan so as to materially reduce the Executive’s potential bonus and equity incentives at any given level of economic performance of the Company;
(e)    the Company materially reduces the employee benefit programs provided to the Executive as described in Section 4, and such reduction does not also apply to similarly situated executives (other than Frank J. Fertitta III) of the Company;
(f)    the Company or the Parent materially breaches this Agreement; or
(g)    the Company fails to obtain a written agreement satisfactory to the Executive from any successor or assign of the Company to assume and perform this Agreement.
1.13    “Permitted Holder” shall mean (a) (i) Frank J. Fertitta III and Lorenzo J. Fertitta and (ii) any lineal descendants of such persons; (b) executors, administrators or legal representatives of the estate of any person listed in clause (a) of this sentence; (c) heirs, distributees and beneficiaries of any person listed in clause (a) of this sentence; (d) any trust as to which any of the foregoing is a settlor or co-settlor; and (e) any corporation, partnership or other entity which is, directly or indirectly, controlling, controlled by or under common control with, any of the foregoing.
1.14    “Person” shall mean any individual, firm, partnership, association, trust, company, corporation, limited liability company, joint-stock company, unincorporated organization, government, political subdivision or other entity.
1.15    “Pro Rata Annual Bonus” shall mean the amount of Annual Bonus, multiplied by a fraction, the numerator of which is the number of days in such year during which the Executive was actually employed by the Company (or its predecessor) and the denominator of which is 365.
1.16    “Restricted Area” shall mean (a) the City of Las Vegas, Nevada, and the area within a 30-mile radius of that city, and (b) any area in or within a 30-mile radius of any other jurisdiction in which the Company or any of its Affiliates is directly or indirectly engaged in the development, ownership, operation or management of any gaming activities or is actively pursuing any such activities.

1.17    “Restricted Period” shall mean the first anniversary of the date of the Executive’s termination of employment with the Company Group.
1.18    “Target Annual Bonus” shall mean an amount that is no less than 100% of the Executive’s then current Base Salary.
1.19    “Target Annual Equity Incentive” shall mean an amount that is no less than 200% of the Executive’s then current Base Salary.
1.20    “Term of Employment” shall mean the period specified in Section 2.2.
2.    TERM OF EMPLOYMENT, POSITIONS AND RESPONSIBILITIES.
2.1    Employment Accepted. The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, for the Term of Employment, in the positions and with the duties and responsibilities set forth in Section 2.3, and upon such other terms and conditions as are stated in this Agreement.
2.2    Term of Employment. The Term of Employment shall commence on June 21, 2017 or, if later, the first day thereafter that the Executive shall no longer be employed by his prior employer (such date on which the Executive actually commences employment with the Company, the “Effective Date”) and, unless earlier terminated pursuant to the provisions of this Agreement, shall terminate upon the close of business on the day immediately preceding the fifth anniversary of the Effective Date. Notwithstanding anything herein to the contrary, if the Executive does not commence employment with the Company on or before August 24, 2017, then this Agreement shall be null and void ab initio, and no Party shall have any obligations or liabilities whatsoever to any other Party under, in respect of, relating to, or arising out of this Agreement or the Executive’s employment.
2.3    Title and Responsibilities. During the Term of Employment, the Executive shall be employed as the Executive Vice President and Chief Legal Officer. In carrying out his duties under this Agreement, the Executive shall report directly to the President and/or Chief Executive Officer of the Company. During the Term of Employment, the Executive shall devote full time and attention to the business and affairs of the Company and shall use his best efforts, skills and abilities to promote the interests of the Company Group. Anything herein to the contrary notwithstanding, the Executive shall not be precluded from engaging in charitable and community affairs and managing his personal investments, to the extent such activities do not materially interfere with the Executive’s duties and obligations under this Agreement, it being expressly understood and agreed that, to the extent any such activities have been conducted by the Executive prior to the date of this Agreement and disclosed to the Board in writing prior to the date of this Agreement, the continued conduct of such activities (or, in lieu thereof, activities similar in nature and scope thereto) after the date of this Agreement shall be deemed not to interfere with the Executive’s duties and obligations to the Company under this Agreement. The Executive may serve as a member of the board of directors of other corporations, subject to the approval of a majority of the Board, which approval shall not be unreasonably withheld or delayed.

3.    COMPENSATION.
3.1    Base Salary. During the Term of Employment, the Executive shall be entitled to receive a base salary payable no less frequently than in equal bi-weekly installments at an annualized rate of no less than $600,000 (the “Base Salary”). The Base Salary shall be reviewed annually for increase (but not decrease) in the discretion of the Board. In conducting any such annual review, the Board shall take into account any change in the Executive’s responsibilities, increases in the compensation of other executives of the Company or any Affiliate (or any comparable competitor(s) of the Company Group), the performance of the Executive, the results and projections of the Company Group and other pertinent factors. Such increased Base Salary shall then constitute the Executive’s “Base Salary” for purposes of this Agreement.
3.2    Annual Bonus. The Company may pay the Executive an annual bonus (the “Annual Bonus”) for each calendar year ending during the Term of Employment in an amount that will be determined by the Board based on the performance of the Executive and of the business of the Company Group, but with a targeted annual payment amount (based upon achievement of applicable target-level performance) equal to the Target Annual Bonus; provided, however, that the Executive’s Annual Bonus for the calendar year ending December 31, 2017 shall not be less than $600,000. The Annual Bonus awarded to the Executive shall be paid at the same time as annual bonuses are paid to other senior officers of the Company, and in any event no later than March 1 of the year following the calendar year in which such bonus is earned.
3.3    Equity Incentives. The Executive shall be eligible to participate in the Company’s and the Parent’s long-term incentive plans on terms and amounts to be determined by the Board in its sole discretion, but with a targeted annual payment amount equal to the Target Annual Equity Incentive.
3.4    Initial Equity Award. Not later than 15 days following the Effective Date, the Parent shall grant to the Executive an initial equity grant (the “Initial Equity Award”) as follows: (a) a stock option to acquire shares of the Parent’s common stock, at an exercise price per share equal to the per share price of the Parent’s common stock as of such grant date, with the number of shares subject to such stock option being that necessary to cause the Black-Scholes-Merton value of such stock option on the grant date to be equal to 200% of the Base Salary (determined using inputs consistent with those the Parent uses for its financial reporting purposes), which will vest 25% on each of the first four anniversaries of the Effective Date (subject to the Executive’s continued employment on the applicable vesting date); and (b) a number of restricted shares of the Parent equal to 100% of the Base Salary divided by the per share price of the Parent’s common stock as of such grant date, which will vest 50% on each of the third and fourth anniversaries of the Effective Date (subject to the Executive’s continued employment on the applicable vesting date). The Initial Equity Award shall be subject to the terms of the Red Rock Resorts, Inc. 2016 Equity Incentive Plan and the terms of the applicable award agreements.
4.    EMPLOYEE BENEFIT PROGRAMS.
4.1    Pension and Welfare Benefit Plans. During the Term of Employment, the Executive and his dependents where applicable shall be entitled to participate in all employee benefit programs made available to the Company’s executives or salaried employees generally, as such programs may be in effect from time to time, including pension and other retirement plans, group life insurance, group health insurance, accidental death and dismemberment insurance, long-term disability, sick leave (including salary continuation arrangements), vacations (of at least four weeks per year), holidays and other employee benefit programs sponsored by the Company; provided, however, that such benefits shall not duplicate the benefits provided pursuant to Section 4.2. Employer agrees, that until such time as the Executive and his dependents where applicable are eligible to participate in the Company’s group health, executive medical, disability and life insurance-related coverage and/or benefits as described in Section 4.2, the Company shall reimburse Executive for the premium payments that the Executive is required to make to the Executive’s prior employer in order to maintain the benefits that the Executive is entitled to receive pursuant to under Section 601 through 607 of the Employee Retirement Income Security Act of 1974, as amended.
4.2    Additional Pension, Welfare and Other Benefits. During the Term of Employment, the Company shall also provide the Executive and his dependents where applicable with substantially the same group health, executive medical, disability and life insurance-related coverage and/or benefits and tax preparation services as provided to similarly situated executives (other than Frank J. Fertitta III) of the Company as of the Effective Date.
5.    BUSINESS EXPENSE REIMBURSEMENT; RELOCATION EXPENSES. During the Term of Employment, the Executive shall be entitled to receive reimbursement by the Company for all reasonable out-of-pocket expenses incurred by him in performing services under this Agreement, subject to providing the proper documentation of said expenses. The Company shall also be entitled to receive reimbursement by the Company for all reasonable relocation expenses incurred by him in relocating from Westchester County, New York to Las Vegas, Nevada, including, without limitation, packing, transporting and unpacking services, in accordance with the terms and conditions of the Company’s relocation policy at the same levels provided to similarly situated executives of the Company. Without limiting the generality of the foregoing, the Company shall reimburse the Executive for reasonable and customary selling expenses (including, without limitation, realtors’ sales commissions) associated with the sale of the Executive’s existing residence in Westchester County, New York. In the event that the Executive voluntarily terminates his employment with the Company for any reason other than Good Reason prior to the first anniversary of the Effective Date, the Executive shall be required to repay any and all such relocation expenses previously reimbursed by the Company, with such repayment to be made within 30 days following such termination date.
6.    TERMINATION OF EMPLOYMENT.
6.1    Termination Due to Death or Disability. The Executive’s employment shall be terminated immediately in the event of his death or Disability. In the event of a termination due to the Executive’s death or Disability, the Executive or his estate, as the case may be, shall be entitled, in lieu of any other compensation whatsoever, to:
(a)    Base Salary at the rate in effect at the time of his termination through the date of termination of employment;

(b)    any accrued but unpaid vacation or holiday pay through the date of termination of employment;
(c)    any Annual Bonus awarded but not yet paid, payable as specified in Section 3.2;
(d)    a Pro Rata Annual Bonus for the fiscal year in which death or Disability occurs, payable as specified in Section 3.2;
(e)    subject to Section 5, reimbursement for expenses incurred but not paid prior to such termination of employment; and
(f)    such rights to other compensation and benefits as may be provided in applicable plans and programs of the Company, including applicable employee benefit plans and programs, according to the terms and provisions of such plans and programs.
6.2    Termination by the Company for Cause. The Company may terminate the Executive for Cause at any time during the Term of Employment by giving written notice to the Executive within 90 days of the Company first becoming aware of the existence of Cause, and, unless the Executive takes remedial action resulting in the cessation of Cause within 30 days of receipt of such notification, the Company may terminate his employment for Cause at any time during the 40-day period following the expiration of such 30-day period (or, if such act or failure to act is not susceptible to remedy, during the 40-day period following the Company’s provision of notice regarding the existence of Cause). In the event of a termination for Cause, the Executive shall be entitled, in lieu of any other compensation whatsoever, to:
(a)    Base Salary at the rate in effect at the time of his termination through the date of termination of employment;
(b)    any accrued but unpaid vacation or holiday pay through the date of termination of employment;
(c)    any Annual Bonus awarded but not yet paid, payable as specified in Section 3.2;
(d)    subject to Section 5, reimbursement for expenses incurred but not paid prior to such termination of employment; and
(e)    such rights to other benefits as may be provided in applicable plans and programs of the Company, including applicable employee benefit plans and programs, according to the terms and conditions of such plans and programs.
6.3    Termination by the Executive Without Good Reason. The Executive may terminate his employment on his own initiative for any reason upon 30 days’ prior written notice to the Company; provided, however, that during such notice period, the Executive shall reasonably cooperate with the Company (at no cost to the Executive) in minimizing the effects of such termination on the Company Group. Such termination shall have the same consequences as a termination for Cause under Section 6.2.

6.4    Termination by the Company Without Cause. Notwithstanding any other provision of this Agreement, the Company may terminate the Executive’s employment without Cause, other than due to death or Disability, at any time during the Term of Employment by giving written notice to the Executive. In the event of such termination, the Executive shall be entitled, in lieu of any other compensation whatsoever, to:
(a)    Any unpaid Base Salary at the rate in effect at the time of his termination through the date of termination of employment;
(b)    any accrued but unpaid vacation or holiday pay through the date of termination of employment;
(c)    subject to Section 7.3, an amount equal to the Executive’s annual Base Salary at the rate in effect at the time of his termination, paid in 12 equal monthly installments;
(d)    any Annual Bonus awarded but not yet paid, payable as specified in Section 3.2;
(e)    subject to Section 7.3, a Pro Rata Annual Bonus for the fiscal year in which such termination of employment occurs, payable as specified in Section 3.2;
(f)    subject to Section 5, reimbursement of expenses incurred but not paid prior to such termination of employment;
(g)    (i) continuation of the Executive’s group health insurance and long‑term disability insurance, at the level in effect at the time of his termination of employment, through the end of the 12th month following such termination, or (ii) in the event the Company determines that continuation of such coverage is not permitted, a lump-sum payment to the Executive of the economic equivalent thereof (as if the Executive were employed during such period); and
(h)    such rights to other benefits as may be provided in applicable plans and programs of the Company, including applicable employee benefit plans and programs, according to the terms and conditions of such plans and programs.
6.5    Termination by the Executive With Good Reason. The Company covenants and agrees that it will not take any action, or fail to take any action, that will provide Good Reason for the Executive to terminate this Agreement. In the event that the Company takes any action, or fails to take any action, in violation of the proceeding sentence, then the Executive shall give, within 90 days of the Executive first becoming aware of the occurrence of such action or failure to act, written notice to the Company of the existence of Good Reason, and, unless the Company takes remedial action resulting in the cessation of Good Reason within 30 days of receipt of such notification, the Executive may terminate his employment for Good Reason at any time during the 40-day period following the expiration of such 30-day period (or, if such act or failure to act is not susceptible to remedy, during the 40-day period following the Executive’s provision of notice regarding the existence of Good Reason). Such termination shall have the same consequences as a termination without Cause under Section 6.4. For the avoidance of doubt, in addition to the provisions set forth in Section 6.4, any unvested Initial Equity Award granted under Section 3.4 as well as any unvested awards granted under Section 3.4 during Term of Employment shall immediately vest upon the termination date to the extent required under the terms of the Red Rock Resorts, Inc. 2016 Equity Incentive Plan.
7.    CONDITIONS TO PAYMENTS.
7.1    Timing of Payments. Unless otherwise provided herein or required by law, any payments to which the Executive shall be entitled under Section 6 following the termination of his employment shall be made as promptly as practicable and in no event later than five business days following such termination of employment; provided, however, that any amounts payable pursuant to Section 6.4(a) (or the same amounts payable pursuant to Section 6.5) shall be payable beginning upon the Company’s first ordinary payroll date after the 30th day following the termination of his employment, subject to the satisfaction of the conditions set forth in Section 7.3 prior to such date.
7.2    No Mitigation; No Offset. In the event of any termination of employment under Section 6, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due to the Executive on account of any remuneration attributable to any subsequent employment that the Executive may obtain. Any amounts payable to the Executive are in the nature of severance payments, or liquidated damages, or both, and are not in the nature of a penalty.
7.3    General Release. No amounts payable to the Executive upon the termination of his employment pursuant to Section 6.4(a) or (c) (or the same amounts payable pursuant to Section 6.5) shall be made to the Executive unless and until he executes a general release substantially in the form annexed to this Agreement as Exhibit A and such general release becomes effective within 30 days after the date of termination pursuant to its terms. If such release does not become effective within the time period prescribed above, the Company’s obligations under Section 6.4(a) or (c) (or the same amounts payable pursuant to Section 6.5) shall cease immediately.
8.    EXCISE TAX.
8.1    Notwithstanding any other provisions in this Agreement, in the event that any payment or benefit received or to be received by the Executive (including any payment or benefit received in connection with a change in control of the Company or the termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, program, arrangement or agreement) (all such payments and benefits, together, the “Total Payments”) would be subject (in whole or part), to any excise tax imposed under Section 4999 of the Code, or any successor provision thereto (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, program, arrangement or agreement, the Company will reduce the Total Payments to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax (but in no event to less than zero); provided, however, that the Total Payments will only be reduced if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state, municipal and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state, municipal and local income and employment taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).
8.2    In the case of a reduction in the Total Payments, the Total Payments will be reduced in the following order (unless reduction in another order is required to avoid adverse consequences under Section 409A of the Code, in which case, reduction will be in such other order): (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will be next reduced pro-rata. Any reductions made pursuant to each of clauses (i)-(v) above will be made in the following manner: first, a pro-rata reduction of cash payment and payments and benefits due in respect of any equity not subject to Section 409A of the Code, and second, a pro-rata reduction of cash payments and payments and benefits due in respect of any equity subject to Section 409A of the Code as deferred compensation.
8.3    For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax: (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code will be taken into account; (ii) no portion of the Total Payments will be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Executive and selected by the accounting firm which was, immediately prior to the change in control, the Company’s independent auditor (the “Auditor”), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments will be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.
8.4    At the time that payments are made under this Agreement, the Company will provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations, including any opinions or other advice the Company received from Tax Counsel or the Auditor. If the Executive objects to the Company’s calculations, the Company will pay to the Executive such portion of the Total Payments (up to

100% thereof) as the Executive determines is necessary to result in the proper application of this Section 8. All determinations required by this Section 8 (or requested by either the Executive or the Company in connection with this Section 8) will be at the expense of the Company. The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 8 will not of itself limit or otherwise affect any other rights of the Executive under this Agreement.
9.    INDEMNIFICATION.
9.1    General. The Company agrees that if the Executive is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (an “Indemnifiable Action”), by reason of the fact that he is or was a director or officer of the Company or the Parent or is or was serving at the request of the Company or the Parent as a director, officer, member, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Indemnifiable Action is alleged action in an official capacity as a director, officer, member, employee or agent he shall be indemnified and held harmless by the Company and the Parent to the fullest extent authorized by Nevada law and the Company’s and the Parent’s by-laws, as the same exist or may hereafter be amended (but, in the case of any such amendment to the Company’s or the Parent’s by-laws, only to the extent such amendment permits the Company or the Parent to provide broader indemnification rights than the Company’s or the Parent’s by-laws permitted the Company or the Parent to provide before such amendment, as applicable), against all expense, liability and loss (including attorneys’ fees, judgments, fines, or penalties and amounts paid or to be paid in settlement) incurred or suffered by the Executive in connection therewith. The indemnification provided to the Executive pursuant to this Section 9 shall be in addition to, and not in lieu of, any indemnification provided to the Executive pursuant to (a) any separate indemnification agreement between the Executive and any member of the Company Group, (b) the Company’s and/or the Parent’s charter and/or bylaws, and/or (c) applicable law; provided that nothing herein or therein shall entitle the Executive to recover any expense, liability or loss more than once.
9.2    Procedure. The indemnification provided to the Executive pursuant to this Section 9 shall be subject to the following conditions:
(a)    The Executive must promptly give the Company written notice of any actual or threatened Indemnifiable Action and, upon providing such notice, the Executive shall be presumed to be entitled to indemnification under this Agreement and the Company shall have the burden of proof to overcome that presumption in reaching any contrary determination; provided, however, that the Executive’s failure to give such notice shall not affect the Company’s obligations hereunder;
(b)    The Company will be permitted, at its option, to participate in, or to assume, the defense of any Indemnifiable Action, with counsel approved by the Executive; provided, however, that (i) the Executive shall have the right to employ his own counsel in such Indemnifiable Action at the Executive’s expense; and (ii) if (A) the retention of counsel by the Executive has been previously authorized by the Company, (B) the Executive shall have concluded, based on the advice of his legal counsel, that there may be a conflict of interest between the Company and the Executive in the conduct of any such defense, or (C) the Company shall not, in fact, have retained counsel to assume the defense of such Indemnifiable Action, the fees and expenses of the Executive’s counsel shall be at the expense of the Company; and provided, further, that the Company shall not settle any action or claim that would impose any limitation or penalty on the Executive without obtaining the Executive’s prior written consent, which consent shall not be unreasonably withheld;
(c)    The Executive must provide reasonable cooperation to the Company in the defense of any Indemnifiable Action; and
(d)    The Executive must refrain from settling any Indemnifiable Action without obtaining the Company’s prior written consent, which consent shall not be unreasonably withheld.
9.3    Advancement of Costs and Expenses. The Company agrees to advance all costs and expenses referred to in Sections 9.1 and 9.6; provided, however, that the Executive agrees to repay to the Company any amounts so advanced only if, and to the extent that, it shall ultimately be determined by a court of competent jurisdiction that the Executive is not entitled to be indemnified by the Company or the Parent as authorized by this Agreement. The advances to be made hereunder shall be paid by the Company to or on behalf of the Executive within 20 days following delivery of a written request therefor by the Executive to the Company. The Executive’s entitlement to advancement of costs and expenses hereunder shall include those incurred in connection with any action, suit or proceeding by the Executive seeking a determination, adjudication or arbitration in award with respect to his rights and/or obligations under this Section 9.
9.4    Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending an Indemnifiable Action in advance of its final disposition conferred in this Section 9 shall not be exclusive of any other right which the Executive may have or hereafter may acquire under any statute, provision of the certificate of incorporation or by-laws of the Company or the Parent, agreement, vote of stockholders or disinterested directors or otherwise.
9.5    D&O Insurance. The Company will maintain a directors’ and officers’ liability insurance policy covering the Executive that provides coverage that is reasonable in relation to the Executive’s position during the Term of Employment.
9.6    Witness Expenses. Notwithstanding any other provision of this Agreement, the Company and the Parent shall indemnify the Executive if and whenever he is a witness or threatened to be made a witness to any action, suit or proceeding to which the Executive is not a party, by reason of the fact that the Executive is or was a director or officer of the Company or its Affiliates or by reason of anything done or not done by him in such capacity, against all expense, liability and loss incurred or suffered by the Executive in connection therewith; provided, however, that if the Executive is no longer employed by the Company, the Company will compensate him, on an hourly basis, for all time spent (except for time spent actually testifying), at either his then current compensation rate or his Base Salary at the rate in effect as of the termination of his employment, whichever is higher.

9.7    Survival. The provisions of this Section 9 shall survive the expiration or earlier termination of this Agreement, regardless of the reason for such termination.
10.    DUTY OF LOYALTY.
10.1    General. The Parties hereto understand and agree that the purpose of the restrictions contained in this Section 10 is to protect the goodwill and other legitimate business interests of the Company and its Affiliates and that the Company would not have entered into this Agreement in the absence of such restrictions. The Executive acknowledges and agrees that the restrictions are reasonable and do not, and will not, unduly impair his ability to earn a living after the termination of his employment with the Company.
10.2    Confidential Information. The Executive understands and acknowledges that Confidential Information constitutes a valuable asset of the Company and its Affiliates and may not be converted to the Executive’s own or any third party’s use. Accordingly, the Executive hereby agrees that he shall not, directly or indirectly, during the Term of Employment or at any time after the termination of his employment, disclose any Confidential Information to any Person not expressly authorized by the Company to receive such Confidential Information. The Executive further agrees that he shall not, directly or indirectly, during the Term of Employment or at any time after the termination of his employment, use or make use of any Confidential Information in connection with any business activity other than that of the Company. The Parties acknowledge and agree that this Agreement is not intended to, and does not, alter the Company’s or the Parent’s rights, or the Executive’s obligations, under any state or federal statutory or common law regarding trade secrets and unfair trade practices.
10.3    Company Property. All Company Property is and shall remain exclusively the property of the Company. Unless authorized in writing to the contrary, the Executive shall promptly, and without charge, deliver to the Company on the termination of employment hereunder, or at any other time the Company may so request, all Company Property that the Executive may then possess or have under his control.
10.4    Required Disclosure. In the event the Executive is required by law or court order to disclose any Confidential Information or to produce any Company Property, the Executive shall promptly notify the Company of such requirement and provide the Company with a copy of any court order or of any law which requires such disclosure and, if the Company so elects, to the extent permitted by applicable law, give the Company an adequate opportunity, at its own expense, to contest such law or court order prior to any such required disclosure or production by the Executive.
10.5    Non-Solicitation of Employees. The Executive agrees that, during the Restricted Period, he will not, directly or indirectly, for himself, or as agent, or on behalf of or in conjunction with any other person, firm, partnership, corporation or other entity, induce or entice any employee of the Company or any Affiliate to leave such employment, or otherwise hire or retain any employee of the Company or any Affiliate, or cause or assist anyone else in doing so. For the purposes of this Section 10.5, the term “employee” shall include consultants and independent contractors, and shall be deemed to include current employees and any employee who left the employ of the Company or any Affiliate within six months prior to any such inducement or enticement or hiring or retention of that person. The term “employee” as used in this Section 10.5 does not include the Executive’s executive assistant.
10.6    Non-Competition. The Executive agrees that, during the Restricted Period, the Executive shall not, without the express written consent of the Board, directly or indirectly enter the employ of, act as a consultant to or otherwise render any services on behalf of, act as a lender to, or be a director, officer, principal, agent, stockholder, member, owner or partner of, or permit the Executive’s name to be used in connection with the activities of any other business, organization or third party engaged in the gaming industry or otherwise in the same business as the Company or any Affiliate and that directly or indirectly conducts its business in the Restricted Area.
10.7    Remedies. The Executive and the Company acknowledge that the covenants contained in this Section 10 are reasonable under the circumstances. Accordingly, if, in the opinion of any court of competent jurisdiction, any such covenant is not reasonable in any respect, such court will have the right, power and authority to sever or modify any provision or provisions of such covenants as to the court will appear not reasonable and to enforce the remainder of the covenants as so amended. The Executive further acknowledges that the remedy at law available to the Company Group for breach of any of the Executive’s obligations under this Section 10 may be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, in addition to any other rights or remedies that the Company Group may have at law, in equity or under this Agreement, upon proof of the Executive’s violation of any such provision of this Agreement, the Company Group will be entitled to seek immediate injunctive relief and may seek a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage or the posting of any bond.
10.8    Protected Disclosures.
(a)    Nothing in this Agreement will preclude, prohibit or restrict the Executive from (i) communicating with any federal, state or local administrative or regulatory agency or authority, including but not limited to the Securities and Exchange Commission (the “SEC”); (ii) participating or cooperating in any investigation conducted by any governmental agency or authority; or (iii) filing a charge of discrimination with the United States Equal Employment Opportunity Commission or any other federal state or local administrative agency or regulatory authority.
(b)    Nothing in this Agreement, or any other agreement between the parties, prohibits or is intended in any manner to prohibit, the Executive from (i) reporting a possible violation of federal or other applicable law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, the U.S. Congress, and any governmental agency Inspector General, or (ii) making other disclosures that are protected under whistleblower provisions of federal law or regulation. This Agreement does not limit the Executive’s right to receive an award (including, without limitation, a monetary reward) for information provided to the SEC. The Executive does not need the prior authorization of anyone at the Company to make any such reports or disclosures, and the Executive is not required to notify the Company that the Executive has made such reports or disclosures.

(c)    Nothing in this Agreement or any other agreement or policy of the Company is intended to interfere with or restrain the immunity provided under 18 U.S.C. §1833(b). The Executive cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) (A) in confidence to federal, state or local government officials, directly or indirectly, or to an attorney, and (B) for the purpose of reporting or investigating a suspected violation of law; (ii) in a complaint or other document filed in a lawsuit or other proceeding, if filed under seal; or (iii) in connection with a lawsuit alleging retaliation for reporting a suspected violation of law, if filed under seal and does not disclose the trade secret, except pursuant to a court order.
(d)    The foregoing provisions regarding Protected Disclosures are intended to comply with all applicable laws. If any laws are adopted, amended or repealed after the execution of this Agreement, this Agreement shall be deemed to be amended to reflect the same.
10.9    Survival. The Executive agrees that the provisions of this Section 10 shall survive the termination of this Agreement and the termination of the Executive’s employment to the extent provided above.
11.    DISPUTE RESOLUTION; FEES. Except as otherwise provided in Section 9.3, the Parties agree that in the event any Party finds it necessary to initiate any legal action to obtain any payments, benefits or rights provided by this Agreement to such Party, the other Party shall reimburse such Party for all reasonable attorney’s fees and other related expenses incurred by him or it to the extent such Party is successful in such action.
12.    NOTICES. All notices, demands and requests required or permitted to be given to a Party under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give notice of:

If to the Company:	Station Casinos LLC 1505 S. Pavilion Center Drive Las Vegas, Nevada 89135 Attention: President
With a copy (which shall not constitute notice) to:
Milbank, Tweed, Hadley & McCloy LLP
601 South Figueroa Street, 30th Floor
Los Angeles, California 90017
Attention: Kenneth J. Baronsky

If to the Parent:	Red Rock Resorts, Inc. 1505 S. Pavilion Center Drive Las Vegas, Nevada 89135 Attention: President

With a copy (which shall not constitute notice) to:
Milbank, Tweed, Hadley & McCloy LLP
601 South Figueroa Street, 30th Floor
Los Angeles, California 90017
Attention: Kenneth J. Baronsky

If to the Executive:	To the Executive’s most current home address, as set forth in the employment records of the Company
With a copy (which shall not constitute notice) to:
Jeffrey T. Welch
1505 S. Pavilion Center Drive
Las Vegas, NV 89135
13.    BENEFICIARIES/REFERENCES. The Executive shall be entitled to select a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive’s death, and may change such election, by giving the Company written notice thereof. In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.
14.    SURVIVORSHIP. The respective rights and obligations of the Parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations, whether or not survival is specifically set forth in the applicable provisions. The provisions of this Section 14 are in addition to the survivorship provisions of any other Section of this Agreement.
15.    REPRESENTATIONS AND WARRANTIES. Each Party represents and warrants that he or it is fully authorized and empowered to enter into this Agreement and that the performance of his or its obligations under this Agreement will not violate any agreement between that Party and any other Person.
16.    ENTIRE AGREEMENT. This Agreement contains the entire agreement among the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, among the Parties with respect thereto (including the prior employment agreement among the Parties). No representations, inducements, promises or agreements not embodied herein shall be of any force or effect.
17.    ASSIGNABILITY; BINDING NATURE. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs and assigns; provided, however, that no rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive, other than rights to compensation and benefits hereunder, which may be transferred only by will or operation of law and subject to the limitations of this Agreement; and provided, further, that no rights or obligations of the Company under this Agreement may be assigned or transferred by the Company, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the

Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or as a matter of law.
18.    AMENDMENT OR WAIVER. No provision in this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by all Parties. No waiver by one Party of any breach by any other Party of any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. No failure of the Company to exercise any power given it hereunder or to insist upon strict compliance by the Executive with any obligation hereunder, and no custom or practice at variance with the terms hereof, shall constitute a waiver of the right of the Company to demand strict compliance with the terms hereof.
19.    SEVERABILITY. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. Without limiting the generality of the immediately preceding sentence, in the event that a court of competent jurisdiction or an arbitrator appointed in accordance with Section 21 determines that the provisions of this Agreement would be unenforceable as written because they cover too extensive a geographic area, too broad a range of activities or too long a period of time, or otherwise, then such provisions will automatically be modified to cover the maximum geographic area, range of activities and period of time as may be enforceable, and, in addition, such court or arbitrator (as applicable) is hereby expressly authorized to so modify this Agreement and to enforce it as so modified.
20.    SECTION 409A. Notwithstanding anything in this Agreement to the contrary, no payment under this Agreement shall be made to the Executive at a time or in a form that would subject Executive to the penalty tax of Section 409A of the Code (the “409A Tax”). If any payment under any other provision of this Agreement would, if paid at the time or in the form called for under such provision, subject the Executive to the 409A Tax, such payment (the “Deferred Amount”) shall instead be paid at the earliest time that it could be paid without subjecting the Executive to the 409A Tax, and shall be paid in a form that would not subject the Executive to the 409A Tax. By way of specific example, if the Executive is a “specified employee” (within the meaning of Section 409A of the Code), at the time of the Executive’s “Separation From Service” (within the meaning of Section 409A of the Code) and if any portion of the payments or benefits to be received by the Executive upon Separation From Service would be considered deferred compensation under Section 409A of the Code and cannot be paid or provided to the Executive without the Executive incurring the 409A Tax, then such amounts that would otherwise be payable pursuant to this Agreement during the six-month period immediately following the Executive’s Separation From Service (which, for the avoidance of doubt, will be considered a part of the Deferred Amount) will instead be paid or made available on the earlier of (i) the first business day of the seventh month following the date of Executive’s Separation From Service or (ii) the Executive’s death. The Deferred Amount shall accrue simple interest at the prime rate of interest as published by Bank of America N.A. (or its successor) during the deferral period and shall be paid with the Deferred Amount. With respect to any amount of expenses eligible for reimbursement or the provision of any in-kind benefits under this Agreement, to the extent such payment or benefit would be considered deferred compensation under Section 409A of the Code or is required to be included in the Executive’s gross income for federal income tax purposes, such expenses (including expenses associated with in-kind benefits) will be reimbursed no later than December 31st of the year following the year in which the Executive incurs the related expenses. In no event will the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor will the Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit. Each payment under this Agreement is intended to be a “separate payment” and not one of a series of payments for purposes of Section 409A of the Code.
21.    MUTUAL ARBITRATION AGREEMENT.
21.1    Arbitrable Claims. All disputes between the Executive (and his attorneys, successors, and assigns) and the Company (and its trustees, beneficiaries, officers, directors, managers, affiliates, employees, agents, successors, attorneys, and assigns) relating in any manner whatsoever to the employment or termination of the Executive, including all disputes arising under this Agreement (“Arbitrable Claims”), shall be resolved by binding arbitration as set forth in this Section 21 (the “Mutual Arbitration Agreement”). Arbitrable Claims shall include claims for compensation, claims for breach of any contract or covenant (express or implied), and tort claims of all kinds, as well as all claims based on any federal, state, or local law, statute or regulation, but shall not include the Company’s right to seek injunctive relief as provided in Section 10.7. Arbitration shall be final and binding upon the Parties and shall be the exclusive remedy for all Arbitrable Claims. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JUDGE OR JURY IN REGARD TO ARBITRABLE CLAIMS, EXCEPT AS PROVIDED BY SECTION 21.4.
21.2    Procedure. Arbitration of Arbitrable Claims shall be in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, as amended, and as augmented in this Agreement. Either Party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither Party shall initiate or prosecute any lawsuit, appeal or administrative action in any way related to an Arbitrable Claim. The initiating Party must file and serve an arbitration claim within 60 days of learning the facts giving rise to the alleged claim. All arbitration hearings under this Agreement shall be conducted in Las Vegas, Nevada. The Federal Arbitration Act shall govern the interpretation and enforcement of this Agreement. Subject to Section 11, the fees of the arbitrator shall be divided equally between both Parties.
21.3    Confidentiality. All proceedings and all documents prepared in connection with any Arbitrable Claim shall be confidential and, unless otherwise required by law, the subject matter and content thereof shall not be disclosed to any Person other than the Parties, their counsel, witnesses and experts, the arbitrator and, if involved, the court and court staff.
21.4    Applicability. This Section 21 shall apply to all disputes under this Agreement other than disputes relating to the enforcement of the Company’s rights under Section 10 of this Agreement.

21.5    Acknowledgements. The Executive acknowledges that he:
(a)    has carefully read this Section 21;
(b)    understands its terms and conditions; and
(c)    has entered into this Mutual Arbitration Agreement voluntarily and not in reliance on any promises or representations made by the Company other than those contained in this Mutual Arbitration Agreement.
22.    GOVERNING LAW. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Nevada without reference to the principles of conflict of laws thereof. In the event of any dispute or controversy arising out of or relating to this Agreement that is not an Arbitrable Claim, the Parties mutually and irrevocably consent to, and waive any objection to, the exclusive jurisdiction of any court of competent jurisdiction in Clark County, Nevada, to resolve such dispute or controversy.
23.    HEADINGS; INTERPRETATION. The headings of the Sections and Sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement. The word “including” (in its various forms) means including without limitation. All references in this Agreement to “days” refer to “calendar days” unless otherwise specified.
24.    CLAWBACK. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with any member of the Company Group or any Affiliate, which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by any member of the Company Group or an Affiliate pursuant to any such law, government regulation or stock exchange listing requirement).
25.    WITHHOLDING. The Company and any Affiliate will have the right to withhold from any amount payable hereunder any federal, state, city, local, foreign or other taxes in order for the Company or any Affiliate to satisfy any withholding tax obligation it may have under any applicable law, regulation or ruling.
26.    GUARANTEE. The Parent and Station Holdco LLC, to the fullest extent permitted by applicable law, hereby irrevocably and unconditionally guarantees to the Executive the prompt performance and payment in full when due of all obligations of the Company to the Executive under this Agreement.
27.    COUNTERPARTS. This Agreement may be executed in counterparts, including by email delivery of a scanned signature page in pdf or tiff format, each of which shall be deemed an original and all of which shall constitute one and the same Agreement with the same effect as if all Parties had signed the same signature page. Any signature page of this Agreement may be delivered detached from any counterpart of this Agreement and reattached to any other counterpart of this Agreement identical in form hereto but having attached to it one or more additional signature pages.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement on the respective dates set forth below.
STATION CASINOS LLC
By: /s/ RICHARD J. HASKINS
Name: Richard J. Haskins
Title: President
Date: May 25, 2017

RED ROCK RESORTS, INC.
(for itself and on behalf of Station Holdco LLC)
By: /s/ RICHARD J. HASKINS
Name: Richard J. Haskins
Title: President
Date: May 25, 2017

By: /s/ JEFFREY T. WELCH
JEFFREY T. WELCH
Date: May 25, 2017

EXHIBIT A
GENERAL RELEASE AND COVENANT NOT TO SUE
This GENERAL RELEASE AND COVENANT NOT TO SUE (this “Release”) is executed and delivered by JEFFREY T. WELCH (the “Executive”) to RED ROCK RESORTS, INC., STATION CASINOS LLC, and STATION HOLDCO LLC (collectively, the “Company”).
In consideration of the agreement by the Company or its affiliates to provide certain separation payments pursuant to Section 6 of the Employment Agreement between the Executive and the Company, dated as of May 25, 2017 (the “Employment Agreement”), and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Executive hereby agrees as follows:
1.    RELEASE AND COVENANT. THE EXECUTIVE, OF HIS OWN FREE WILL, VOLUNTARILY RELEASES AND FOREVER DISCHARGES THE COMPANY AND ITS SUBSIDIARIES AND AFFILIATES, AND EACH OF THEIR RESPECTIVE PAST AND PRESENT AGENTS, EMPLOYEES, MANAGERS, REPRESENTATIVES, OFFICERS, DIRECTORS, ATTORNEYS, ACCOUNTANTS, TRUSTEES, SHAREHOLDERS, PARTNERS, INSURERS, HEIRS, PREDECESSORS-IN-INTEREST, ADVISORS, SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE “RELEASED PARTIES”) FROM, AND COVENANTS NOT TO SUE OR PROCEED AGAINST ANY OF THE FOREGOING ON THE BASIS OF, ANY AND ALL PAST OR PRESENT CAUSES OF ACTION, SUITS, AGREEMENTS OR OTHER RIGHTS OR CLAIMS WHICH THE EXECUTIVE, HIS DEPENDENTS, RELATIVES, HEIRS, EXECUTORS, ADMINISTRATORS, SUCCESSORS AND ASSIGNS HAS OR HAVE AGAINST ANY OF THE RELEASED PARTIES UPON OR BY REASON OF ANY MATTER ARISING OUT OF HIS EMPLOYMENT BY THE COMPANY AND ITS SUBSIDIARIES AND THE CESSATION OF SAID EMPLOYMENT, AND INCLUDING, BUT NOT LIMITED TO, ANY ALLEGED VIOLATION OF THE CIVIL RIGHTS ACTS OF 1964 AND 1991, THE EQUAL PAY ACT OF 1963, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967 (INCLUDING THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990), THE REHABILITATION ACT OF 1973, THE FAMILY AND MEDICAL LEAVE ACT OF 1993, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE EMPLOYMENT RETIREMENT INCOME SECURITY ACT OF 1974, THE NEVADA FAIR EMPLOYMENT PRACTICES ACT, THE LABOR LAWS OF THE UNITED STATES AND NEVADA, AND ANY OTHER FEDERAL, STATE OR LOCAL LAW, REGULATION OR ORDINANCE, OR PUBLIC POLICY, CONTRACT OR TORT LAW, HAVING ANY BEARING WHATSOEVER ON THE TERMS AND CONDITIONS OR CESSATION OF HIS EMPLOYMENT WITH THE COMPANY AND ITS SUBSIDIARIES. THIS RELEASE DOES NOT AFFECT ANY RIGHTS THE EXECUTIVE MAY HAVE TO FILE A CHARGE WITH ANY FEDERAL OR STATE ADMINISTRATIVE AGENCY; PROVIDED, HOWEVER, THAT THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE IS NOT ENTITLED TO ANY PERSONAL RECOVERY IN ANY SUCH AGENCY PROCEEDINGS (EXCEPT AS OTHERWISE PERMITTED PURSUANT TO SECTION 10.8 OF THE EMPLOYMENT AGREEMENT).

2.    DUE CARE. THE EXECUTIVE ACKNOWLEDGES THAT HE HAS RECEIVED A COPY OF THIS RELEASE PRIOR TO ITS EXECUTION AND HAS BEEN ADVISED HEREBY OF HIS OPPORTUNITY TO REVIEW AND CONSIDER THIS RELEASE FOR TWENTY-ONE (21) DAYS PRIOR TO ITS EXECUTION. THE EXECUTIVE FURTHER ACKNOWLEDGES THAT HE HAS BEEN ADVISED HEREBY TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE. THE EXECUTIVE ENTERS INTO THIS RELEASE HAVING FREELY AND KNOWINGLY ELECTED, AFTER DUE CONSIDERATION, TO EXECUTE THIS RELEASE AND TO FULFILL THE PROMISES SET FORTH HEREIN. THIS RELEASE SHALL BE REVOCABLE BY THE EXECUTIVE DURING THE SEVEN (7) DAY PERIOD FOLLOWING ITS EXECUTION, AND SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE EXPIRATION OF SUCH SEVEN (7) DAY PERIOD. IN THE EVENT OF SUCH A REVOCATION, THE EXECUTIVE SHALL NOT BE ENTITLED TO THE CONSIDERATION FOR THIS RELEASE SET FORTH ABOVE.
3.    RELIANCE BY THE EXECUTIVE. THE EXECUTIVE ACKNOWLEDGES THAT, IN HIS DECISION TO ENTER INTO THIS RELEASE, HE HAS NOT RELIED ON ANY REPRESENTATIONS, PROMISES OR ARRANGEMENT OF ANY KIND, INCLUDING ORAL STATEMENTS BY REPRESENTATIVES OF THE COMPANY, EXCEPT AS SET FORTH IN THIS RELEASE.
4.    MISCELLANEOUS. THIS RELEASE SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA WITHOUT REFERENCE TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF. IF ANY PROVISION OF THIS RELEASE IS HELD INVALID OR UNENFORCEABLE FOR ANY REASON, THE REMAINING PROVISIONS SHALL BE CONSTRUED AS IF THE INVALID OR UNENFORCEABLE PROVISION HAD NOT BEEN INCLUDED.
This GENERAL RELEASE AND COVENANT NOT TO SUE is executed by the Executive and delivered to the Company on ___________________, 20___.
“Executive”
_______________________________
JEFFREY T. WELCH